                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE



INVESTOR CONTACTS:    Nate Wallace                     Raj Rajaji
                      DIRECTOR, INVESTOR RELATIONS     CHIEF FINANCIAL OFFICER
                      Manugistics Group, Inc.          Manugistics Group, Inc.
                      301-984-5059                     301-984-5087

PRESS CONTACTS:       Didi Blackwood
                      VICE PRESIDENT, CORPORATE COMMUNICATIONS
                      Manugistics Group, Inc.
                      301-255-5330


                       MANUGISTICS ANNOUNCES $200 MILLION
                           CONVERTIBLE DEBT OFFERING

ROCKVILLE, MD. -- OCTOBER 10, 2000 -- Manugistics Group, Inc. (Nasdaq: MANU) today announced its intention to issue up to $200 million aggregate principal amount of Convertible Subordinated Notes due 2007, with an option to issue up to an additional $50 million of Notes, in a private placement pursuant to Rule 144A under the Securities Act of 1933 (the "Act") and Regulation S under the Act.

These securities have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Manugistics expects the net proceeds of this offering will be used for working capital and general corporate purposes, including capital expenditures and research and development. The company may also use portions of the net proceeds to acquire businesses, products, and technologies that complement or expand its business.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

ABOUT MANUGISTICS, INC.
Headquartered in Rockville, Md., Manugistics Group, Inc. is a leading global provider of supply chain optimization and eBusiness solutions. With more than 900 clients, Manugistics helps power intelligent decisions for profitable growth in leading companies such as 3Com, Amazon.com, Coca-Cola Bottling, Cisco, Commerx, Compaq, DuPont, Mobil, FreightWise, General Electric, Harley-Davidson, Hormel, Nestle, Texas Instruments, Timberland and Unilever.

For additional information regarding this announcement, contact the Manugistics Investor Relations Department at 301-984-5409.

                                       ###

This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, risks related to quarterly performance, risks of system interruption, anticipated client benefits, delivery of software functionality, management of potential growth, and risks of new business areas, international expansion, business combinations and strategic alliances. More information, about factors that potentially could affect Manugistics' financial results is included in Manugistics' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended February 29, 2000 and our current report on Form 8-K filed on October 10, 2000.

Manugistics is a registered trademark, and the Manugistics logo, the phrase "Leveraged Intelligence," and NetWORKS are trademarks, of Manugistics, Inc. All other product or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners. Additional information about Manugistics can be found at the company's site on the World Wide Web, at http://www.manugistics.com.